EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-128814, No. 333-132897 and No. 333-140384 on Form S-8 of Sun American Bancorp of our report dated March 17, 2008 on the 2007 and 2006 consolidated financial statements of Sun American Bancorp appearing in this Annual Report on Form 10-K of Sun American Bancorp for the year ended December 31, 2008.

Crowe Horwath LLP

Fort Lauderdale, Florida

March 27, 2009